Exhibit 10.2

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”), dated August 2, 2024, is made by and between Growth Opportunity Funding, LLC, a Delaware limited liability company (the “Lender”), and NeuroOne Medical Technologies Corporation, a Delaware corporation (the “Borrower”).

In consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms.

(a) Defined Terms. As used in this Agreement, (a) the terms Account, Certificated Security, Chattel Paper, Commercial Tort Claim, Commodity Account, Commodity Contract, Deposit Account, Document, Electronic Chattel Paper, Equipment, Financial Asset, Fixtures, General Intangibles, Goods, Health-Care-Insurance Receivables, Instrument, Inventory, Investment Property, Letter-of-Credit Right, Money, Proceeds, Securities, Security Entitlement, Securities Account, Software, Supporting Obligations and Uncertificated Security have the respective meanings assigned thereto (or, if not so assigned, as used) in Article 8 or 9 of the UCC (as defined below) and (b) the following terms have the meanings specified below:

(i)	“Business Day” means any day that is not a Saturday, Sunday or day on which banking institutions in New York, New York are authorized or required by Law to close.

(ii)	“Change of Control” means an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of equity interests in the Borrower representing more than 30% of the combined voting power of all equity interests in the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower.

(iii)	“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization and similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

(iv)	“Default” means any event that, with the giving of any notice or passage of time, or both, would be an Event of Default.

(v)	“FCPA” means the Foreign Corrupt Practices Act of 1977.

(vi)	“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) including, without limitation, the FASB Accounting Standards Codification, that are applicable to the circumstances as of the date of determination, consistently applied.

(vii)	“Governmental Authority” means the government of the United States of America, or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

(viii)	“Intellectual Property” means, trade secrets and other proprietary information; customer lists; trademarks, service marks, business names, trade names, Internet domain names, designs, logos, indicia and other source and business identifiers and the goodwill of the business relating thereto and all registrations or applications for registrations that have heretofore been or may hereafter be issued thereon; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations that have heretofore been or may hereafter be issued and all tangible property embodying copyrights; unpatented inventions (whether or not patentable); patent applications and patents; industrial designs, industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; mask works, books, records, writings, information contained on computer tapes or disks or other electronic media, flow diagrams, specification sheets, source codes, object codes and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; and all common law and other rights in and to all of the foregoing; in each of the foregoing cases whether now existing or hereafter created or acquired and wherever located throughout the world.

(ix)	“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) with respect to any lease that has been or is required to be, in accordance with GAAP, recorded as a capital or financing lease (excluding, for the avoidance of doubt, an operating lease), the capitalized amount thereof that would appear on a balance sheet of such Person in accordance with GAAP, (d) all obligations or liabilities of Indebtedness of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and not more than sixty (60) days past due), (f) all monetary obligations of such Person owing under hedge agreements or similar instruments, (g) equity interests issued by such Person that, by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (i) mature or are mandatorily redeemable, (ii) are redeemable at the option of the holder thereof or (iii) provide for scheduled payments of dividends in cash, and (h) any obligation of such Person guaranteeing (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above.

(x)	“Interest Payment Date” means each of the last Business Day of each month and the Maturity Date.

(xi)	“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

(xii)	“Lien” means any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any deposit arrangement or financing lease having substantially the same economic effect as any of the foregoing).

(xiii)	“Loan Documents” means, collectively, this Agreement, the Notes issued pursuant to Section 2, that certain Fee Letter, dated as of the date hereof, by and between the Borrower and the Lender (the “Fee Letter”), and all other certificates, agreements, documents and instruments executed and delivered, in each case, by or on behalf of the Borrower pursuant to or in connection with the foregoing.

(xiv)	“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, properties, performance, credit standing, assets, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower or any of its Subsidiaries; or (b) a material adverse effect on (i) the ability of the Borrower to perform the Obligations, (ii) the legality, validity, binding effect or enforceability against the Borrower of any Obligation or (iii) the rights, remedies and benefits available to, or conferred upon, the Lender under any Loan Document.

(xv)	“Monetization Event” means (a) one or more transactions (including, without limitation, any capital raise, sale of securities), other financing, or the receipt of payments from Zimmer, Inc. or any of its affiliates under the RF Agreement), with respect to which the Borrower receives or is entitled to receive cumulative cash proceeds in excess of $5,000,000 in the aggregate (excluding, for all purposes under this clause (a), the Private Placement described in Section 3(a)) or (b) a transaction in which the Borrower is sold to, merged with, consolidated or reorganized into or with, or all of substantially all of its assets are transferred or sold to, another party. “RF Agreement” means that certain Exclusive Development and Distribution Agreement executed by the Borrower and Zimmer, Inc. on or about July 20, 2020, as may be amended, modified, supplemented or restated from time to time.

(xvi)	“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement of any proceeding under any Debtor Relief Laws, regardless of whether such interest and fees are allowed or allowable claims in such proceeding.

(xvii)	“Permitted Liens” means (a) rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of deposit accounts in the ordinary course of business; (b) liens for unpaid taxes, assessments, or other governmental charges or levies that are not yet delinquent or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP; (c) any interest or title of a lessor, sublessor, licensor or sublicensor under leases or licenses permitted by this Agreement that are entered into in the ordinary course of business; (d) leases, licenses, subleases or sublicenses granted to third Persons in the ordinary course of business that do not (i) interfere in any material respect with the ordinary conduct of the business of the Borrower or (ii) secure any Indebtedness; and (e) Liens securing judgments for the payment of money not constituting an Event of Default.

(xviii)	“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

(xix)	“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

(xx)	“Sanctions” means any economic or trade sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority.

(xxi)	“Subsidiary” of a Person means a corporation, partnership, limited liability company, association, joint venture or other business entity of which a majority of the equity interests having ordinary voting power for the election of directors or similar governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time owned or the management of which is controlled, directly, or indirectly through one or more intermediaries, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

(xxii)	“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided if perfection or the effect of perfection or non-perfection or the priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

(b) Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” is not exclusive. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein), (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, (v) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

2. Loans. Subject to the terms and conditions of this Agreement, and provided that no Event of Default (as defined below) has occurred, Lender agrees to make during the period commencing on the date hereof and ending on the earlier of (x) the consummation of a Monetization Event or a Change of Control, (y) the termination of such period pursuant to Section 9 and (z) November 30, 2024 (such period, the “Standby Term”) one or more loans (the “Loans” and each a “Loan”) to the Borrower in an aggregate amount of up to $3,000,000 (the “Term Loan Commitment”). Each Loan shall be in a minimum amount of $500,000 and increments of $500,000 in excess thereof and shall be evidenced by a promissory note in substantially the form of Exhibit A hereto (each, a “Note”). Lender will disburse the amount of each Loan made by it hereunder to the account of the Borrower specified on Exhibit B no later than five (5) Business Days following the Borrower’s delivery to the Lender of a written request for such Loan in the form of Exhibit C (a “Draw Request”). This is not a revolving commitment and the Borrower shall have no right to re-borrow any amounts repaid hereunder. For the avoidance of doubt, the Lender’s obligation to make Loans shall terminate at the end of the Standby Term.

3. Conditions Precedent. The obligation of the Lender to make any Loan is subject to the accuracy in all material respects on the date such Loan is funded (each, a “Funding Date”) of all of the representations and warranties made by the Borrower herein or in any other Loan Document, and to the satisfaction of the following additional conditions precedent:

(a) In the case of the initial Loan, (i) substantially concurrently with the execution of this Agreement, the Borrower has issued and sold to one or more third parties common stock of the Borrower in a private placement for aggregate cash proceeds of at least $2,500,000 (such issuance and sale, the “Private Placement”) and has received such proceeds; (ii) the Lender has “control” (as defined in the UCC) over each Deposit Account, Securities Account, Security Entitlement, Commodity Account and Commodity Contract included in the Collateral; and (iii) the Borrower shall have delivered to the Lender (A) copies or evidence of all insurance policies of the Borrower, with appropriate loss payable endorsements in form and substance satisfactory to the Lender, naming the Lender as an additional insured and mortgagee and/or lender loss payee (as applicable) as its interests may appear with respect to all insurance coverage of the Borrower, and providing that (I) all proceeds thereunder shall, after the occurrence and during the continuance of an Event of Default, be payable to the Lender, (II) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (III) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days prior written notice is given to the Lender (or in the case of nonpayment, at least ten (10) days prior written notice).

(b) No Default or Event of Default has occurred and is continuing either before or immediately after giving effect to such Loan;

(c) The Borrower has delivered to the Lender a duly executed Note in the amount of such Loan;

(d) The Borrower has paid to the Lender all fees and expenses required to be paid by the Borrower hereunder or under the Fee Letter;

(e) The Borrower has delivered to the Lender at least five (5) Business Days prior to the Funding Date a duly executed Draw Request for such Loan; and

(f) The principal amount of such Loan, together with the principal amount of all Loans previously made, will not exceed the amount of the Term Loan Commitment.

4. Loan Payments and Interest.

(a) Interest. Subject to clause (c) below, the outstanding principal amount of the Loans will bear interest at a rate of 10% per annum. Interest shall be calculated on the basis of a 365-day year for the actual number of days elapsed.

(b) Interest Payment Dates. Interest on each Loan shall be payable in arrears on each Interest Payment Date and at such other times as specified herein; provided that (i) interest described in clause (c) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount of the Loans shall be payable on the date of such repayment or prepayment.

(c) Default Interest. If all or any portion of the principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum equal to 15%. Upon the written request of the Lender, if an Event of Default has occurred and is continuing, the outstanding principal amount of each Loan will bear interest at a rate per annum equal to 15%.

(d) Fees. The Borrower shall pay to the Lender, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

(e) Prepayments. The Borrower may at any time and from time to time prepay the outstanding principal amount of the Loans, without premium or penalty, upon not less than five (5) Business Days’ prior written notice to Lender. Upon the consummation of any Monetization Event or any Change of Control, the Borrower shall prepay the outstanding principal amount of the Loans, together with accrued and unpaid interest thereon and all other Obligations.

(f) Maturity. On February 2, 2026 (the “Maturity Date”), the Loans shall mature, and all outstanding principal thereof and accrued and unpaid interest thereon, and all other Obligations, shall become due and payable in full.

(g) Payment Requirements. All payments made in respect of the Loans or otherwise hereunder and all cash fees payable pursuant to the Fee Letter shall be made in immediately available funds in U.S. dollars no later than 1:00 pm (Eastern time) on the date such payments are to be made (or, if such date is not a Business Day, on the next Business Day), to such account as may be specified by the Lender from time to time.

5. Security.

(a) Grant of Security Interest. As security for the full, prompt and complete payment when due and performance by the Borrower of the Loans and all other Obligations, the Borrower hereby pledges and grants to the Lender a continuing, first priority security interest (the “Security Interest”) in and to all right, title and interest of the Borrower in and to the following, in each case whether now owned or existing or hereafter acquired or arising, and wherever located (the “Collateral”):

(i)	Accounts;

(ii)	Chattel Paper, including Electronic Chattel Paper;

(iii)	Commercial Tort Claims;

(iv)	Deposit Accounts;

(v)	Documents;

(vi)	Financial Assets;

(vii)	General Intangibles (including Software);

(viii)	Goods (including all its Equipment, Fixtures and Inventory), together with all embedded software, accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;

(ix)	Health-Care-Insurance Receivables;

(x)	Instruments;

(xi)	Intellectual Property;

(xii)	Investment Property (including Commodity Accounts, Commodity Contracts, Securities (whether Certificated Securities or Uncertificated Securities), Security Entitlements and Securities Accounts);

(xiii)	Letter-of-Credit Rights;

(xiv)	Money (of every jurisdiction whatsoever);

(xv)	Supporting Obligations; and

(xvi)	to the extent not included in the foregoing, all other personal property of any kind or description;

together with all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, all claims and insurance proceeds arising out of the loss, nonconformity or any interference with the use of, or any defect or infringement of rights in, or damage to, any of the foregoing, and all Proceeds, products, offspring, rents, issues, profits and returns of and from, and all distributions on and rights arising out of, any of the foregoing.

Notwithstanding anything contained herein or in any other Loan Document to the contrary, the term “Collateral” shall not include, and the Borrower is not pledging or granting any security interests hereunder in any of the following (collectively, “Excluded Assets”): (a) any of Borrower’s right, title or interest under any lease, license, contract or agreement and any property or assets subject to such lease, license, contract or agreement, solely to the extent that such a grant would (1) under the express terms of such lease, license, contract or agreement, result in a breach thereof or constitute a default thereunder or (2) violate any Law applicable thereto (including, in each case, any requirement thereunder to obtain the consent or approval of any governmental or regulatory authority or any other Person (other than the Borrower)), except to the extent that any such term or violation (x) has been waived (or such consent or approval has been obtained) or (y) would be rendered ineffective pursuant to applicable anti-assignment provisions of the UCC or other applicable Law or principles of equity; (b) any “intent-to-use” trademark for which a “statement of use” or an “amendment to allege use” has not been filed with the U.S. Patent and Trademark Office, to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark under applicable federal law or (c) “margin stock” as defined under Regulation U of the Board of Governors of the U.S. Federal Reserve System; provided, that “Excluded Assets” shall not include any Proceeds, products, substitutions or replacements of Excluded Assets unless such Proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets.

(b) Perfection; Further Assurances. The Borrower hereby:

(i)	authorizes the Lender to file such financing statements and other documents (at the Borrower’s sole expense) and do such other acts and things, all as are necessary or as the Lender may from time to time reasonably request, to establish and maintain a valid and perfected security interest in the Collateral (free of all other Liens, claims and rights of third parties whatsoever, other than Permitted Liens) (and the Borrower further authorizes the Lender to file any financing statement that indicates the Collateral as all assets of the Borrower or words of similar effect);

(ii)	authorizes the Lender to file any intellectual property security agreements and any other appropriate instruments with appropriate Governmental Authorities, all as are necessary or as the Lender may from time to time reasonably deem desirable to establish and maintain a valid and perfected security interest in the Collateral (free of all other Liens, claims and rights of third parties, whatsoever, other than Permitted Liens); and

(iii)	agrees to take all other action as the Lender may reasonably request, to perfect and maintain the first priority of the Security Interest (subject to Permitted Liens).

6. Representations and Warranties. The Borrower hereby represents and warrants to the Lender as of the date hereof and of each Funding Date that:

(a) Existence; Qualification; Power. The Borrower (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (A) own or lease its assets and carry on its business and (B) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (iii) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license (except, with respect to clauses (ii)(A) and (iii), as could not reasonably be expected to result in a Material Adverse Effect). The Borrower does not have any Subsidiaries.

(b) Authorization; No Contravention. The execution, issuance, delivery and performance of this Agreement, any Notes and each other Loan Document has been duly authorized by all necessary corporate action, and do not and will not (i) contravene the terms of the certificate of incorporation or the bylaws of the Borrower, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Liens created under the Loan Documents) under, or require any payment to be made under (A) any contractual obligation to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries is bound or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or any of its Subsidiaries or its property is subject or (iii) violate any applicable Law.

(c) Governmental Authorization; Other Consents. No approval, permit, license, registration, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document, except for those that have been duly obtained, taken or made and are in full force and effect.

(d) Execution and Delivery; Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity.

(e) Compliance with Laws. Each of the Borrower and its Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or properties.

(f) Solvency. The present fair saleable value of the Borrower’s assets exceed the amount of its current liabilities, and it has an actual operating business with actual operating income. The Borrower is not engaged or about to engage in a business or transaction for which its remaining assets are unreasonably small in relation to the business or transaction or for which the property remaining with the Borrower is an unreasonably small capital. The Borrower has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise).

(g) Financial Statements. Any financial statements delivered by or on behalf of the Borrower to the Lender or filed by the Borrower with the Securities and Exchange Commission fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Borrower and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP, subject to, in the case of unaudited financial statements, the absence of footnotes and normal year-end adjustments.

(h) Disclosure. The Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished in writing by or on behalf of the Borrower to the Lender (other than forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, when taken as a whole, and in the light of the circumstances under which it was made, not misleading. The financial budget and projections in the Excel file titled “NeuroOne Budget FY2024 updated as of 8-2-24” delivered by the Borrower to the Lender (the “Financial Model”) represents the Borrower’s good faith estimate as of the date of delivery thereof of the Borrower’s future performance for the periods covered thereby based on assumptions believed by the Borrower to be reasonable at such time of delivery (it being understood that such projections and budget are subject to uncertainty and that actual results may differ materially from such projections and budget).

(i) Intellectual Property. The Borrower owns, or is licensed to use, or otherwise has a right to use, all Intellectual Property necessary to conduct its business as currently conducted. The conduct and operations of the businesses of the Borrower do not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and no other Person has contested any right, title or interest of the Borrower in, or relating to, any Intellectual Property.

(j) Title to Collateral. The Borrower has and will have good record title, or valid leasehold or license interests in, the Collateral, and has the power to transfer and pledge each item of Collateral, free and clear of all Liens and claims whatsoever, other than the Security Interest created hereunder and Permitted Liens.

(k) Perfected Security Interest. The Security Interest constitutes a valid and enforceable security interest in the Collateral in favor of the Lender (except as may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity). Such Security Interest constitutes a perfected first priority security interest in the Collateral, subject to Permitted Liens, upon the filing of appropriate Uniform Commercial Code financing statements and the taking of all other actions necessary to perfect such Security Interest, and all such filings and actions have been taken or made, or will be taken or made, except to the extent not required hereby.

(l) Sanctions; Anti-Corruption.

(i)	None of the Borrower or any of its Subsidiaries or any director, officer, employee, agent, or affiliate of any of the Borrower or any of its Subsidiaries is an individual or entity (“person”) that is, or is 50% or more owned or controlled by persons that are: (i) the subject of any Sanctions, or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including Crimea, the so-called Luhansk People’s Republic, the so-called Donetsk People’s Republic, Cuba, Iran, North Korea and Syria).

(ii)	Each of the Borrower and each of its Subsidiaries and their respective directors, officers, employees and agents are in compliance with all applicable Sanctions and with the FCPA and any other applicable anti-corruption or similar laws. The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption or similar laws.

(m) USA Patriot Act. The Neither the Borrower nor any of its Subsidiaries is in violation of any laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2011 and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001, as amended, and the use of proceeds of the Loans will not violate the Trading with the Enemy Act or any of the foreign asset control regulations of the United States Treasury Department or any enabling legislation or executive order relating thereto or any similar Laws.

7. Affirmative Covenants of the Borrower. The Borrower hereby covenants and agrees that, until the payment in full of the Obligations and the termination of the Standby Term:

(a) Financial Statements. As soon as available, and in any event within 21 days after the end of each fiscal month of the Borrower, the Borrower will deliver to the Lender internally prepared consolidated and consolidating balance sheets, statements of operations and changes in stockholders’ equity and statements of cash flows as at the end of such fiscal month, and for such fiscal month and for the period commencing at the end of the immediately preceding fiscal year and ending with the end of such fiscal month, setting forth in each case in comparative form (x) the figures for the corresponding date or period set forth in the financial statements of the Borrower for the immediately preceding fiscal year and (y) the figures projected or budgeted for such periods (as set forth in the Financial Model), as applicable, all in reasonable detail (including, in the event of a deviation from the Financial Model, a description of the reasons therefor) and certified by the chief financial officer or the treasurer of the Borrower as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries as at the end of such fiscal month and the results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal month and for such year-to-date period, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Borrower, subject to the absence of footnotes and normal year-end adjustments.

(b) Compliance Certificate. Within 21 days after the end of each month, the Borrower shall deliver to the Lender a compliance certificate, in form and substance reasonably satisfactory to the Lender, in which the chief executive officer or chief financial officer of the Borrower shall certify as of the date of each such certificate: (i) the currently estimated timing for the closing of any pending Monetization Event, (ii) a calculation of the Borrower’s monthly cash flows for the preceding month compared to the amount budgeted for such cash flows as of the date hereof (as set forth in the Financial Model), (iii) the cash balance of the Borrower as of the end of the preceding month; (iv) that since the date of this Agreement, no Material Adverse Effect has occurred; (v) that there have been no changes to the information contained in the Perfection Certificate delivered by the Borrower on the date hereof or in the updated Perfection Certificate most recently delivered pursuant to this clause (or such certificate shall be accompanied by an updated Perfection Certificate identifying any changes to the information contained in the most recently delivered Perfection Certificate); and (vi) that such officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under their supervision a review of the condition and operations of the Borrower its Subsidiaries during the preceding month, and that such review has not disclosed, and such officer has no knowledge of, the occurrence and continuance during such period of an Event of Default or Default or, if an Event of Default or Default had occurred and continued or is continuing, describing the nature and period of existence thereof and the action that the Borrower proposes to take or has taken with respect thereto.

(c) Notices. The Borrower shall notify the Lender promptly and in reasonable detail upon acquiring any knowledge of the occurrence of a Default or Event of Default or of any event that could reasonably be expected to have or result in a Material Adverse Effect.

(d) Preservation of Existence, Etc. The Borrower shall, and shall cause each of its Subsidiaries to, (i) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its incorporation; (ii) take all reasonable action to maintain all rights, licenses, permits, privileges and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (iii) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

(e) Payment of Obligations. The Borrower shall, and shall cause each of its Subsidiaries to, pay, discharge or otherwise satisfy as the same shall become due and payable, all of its obligations and liabilities, including tax liabilities, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary, in each case except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(f) Compliance with Laws. The Borrower shall, and shall cause each of its Subsidiaries to, comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g) Use of Proceeds. The Borrower shall use the proceeds of each Loan solely for general corporate purposes of the Borrower. The Borrower and its Subsidiaries shall not use the proceeds of any Loan in contravention of any Law or of any Loan Document or to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U and X of the Board of Governors of the U.S. Federal Reserve System.

(h) Certain Changes. Without providing at least thirty (30) days’ prior written notice to the Lender, the Borrower shall not change its name, jurisdiction of incorporation or organizational structure or its chief executive office. The Borrower will notify the Lender in reasonable detail promptly following the acquisition or development by the Borrower of any Intellectual Property that is issued, registered, renewed or the subject of a pending application and execute and deliver to the Lender such security agreements with respect thereto (or supplements to security agreements) as the Lender may reasonably request. The Borrower will notify the Lender in reasonable detail promptly following the acquisition of an interest in a Commercial Tort Claim and take such actions as reasonably requested by the Lender to create or perfect a security interest therein.

(i) Deposit Accounts, Etc. From and after the initial Funding Date, the Borrower shall cause each Deposit Account, Securities Account, Security Entitlement, Commodity Account and Commodity Contract included in the Collateral to be subject to an agreement, in form and substance reasonably satisfactory to the Lender, among the Lender, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Borrower, effective to grant “control” (as defined under the UCC) over such account to the Lender (each, a “Control Agreement”).

(j) Defense of Security Interest. The Borrower shall defend the Security Interest against the claims and demands of anyone other than the Lender and other than with respect to Permitted Liens.

8. Negative Covenants of the Borrower. The Borrower hereby covenants and agrees that, until the payment in full of the Obligations and the termination of the Standby Term:

(a) Disposal of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of its or their assets or property (or enter into an agreement with respect to any such conveyance, sale, lease, license, assignment, transfer or other disposition other than a Monetization Event that is consummated concurrently with, and the proceeds of which are used for, the payment in full of the Obligations), except for (i) sales, abandonment, or other dispositions of equipment that is substantially worn, obsolete or surplus, (ii) non-exclusive licenses of Intellectual Property rights in the ordinary course of business, (iii) disposition of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business, (iv) sales and other dispositions of inventory in the ordinary course of business, (v) any involuntary loss, damage, destruction or condemnation of property and (vi) to the extent deemed a conveyance, sale, lease, license, assignment, transfer or disposition for purposes of this Section 8(a), and without duplication, the granting of any Permitted Lien.

(b) Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, or suffer to exist any Lien on any of its assets or properties except the Security Interest and Permitted Liens.

(c) Indebtedness. The Borrower shall not, and shall not permit its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any Indebtedness other than the Obligations and Indebtedness (i) resulting from a bank or other financial institution honoring a check, draft or similar instrument in the ordinary course of business or (ii) arising under cash management services in the ordinary course of business.

(d) Mergers, Etc. The Borrower will not, and will not permit any of its Subsidiaries to, (i) enter into any amalgamation, merger, consolidation, reorganization or recapitalization, or reclassify its equity interests, (ii) liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or (iii) suspend or cease operating a substantial portion of its or their business.

(e) Subsidiaries. The Borrower will not form or acquire any Subsidiary.

(f) Restricted Payments. The Borrower will not declare or pay any dividend or other distribution on account of any of its equity interests (or securities convertible into, or exercisable for its equity interests) or repurchase, redeem or retire any of its equity interests (or securities convertible into, or exercisable for its equity interests); provided that for the avoidance of doubt, the foregoing will not prohibit or otherwise limit (i) payments by the Borrower pursuant to any warrants issued to the Lender, (ii) declarations or payment of dividends solely in common stock of the Borrower or (iii) to the extent deemed a redemption or retirement of equity interests for purposes of this Section 8(f), the withholding of equity interests that have otherwise vested in favor of employees solely for purposes of satisfying tax obligations of such employees in connection therewith, in each case with respect to this clause (iii), in the ordinary course of business or consistent with past practices.

9. Events of Default. It shall constitute an “Event of Default” if any one or more of the following shall occur:

(a) the Borrower shall have failed to pay the principal amount of any Loan or any interest, fees or other Obligation when due, and, in the case of Obligations other than the principal of any Loan, such failure continues for three Business Days;

(b) any representation or warranty made or deemed made by or on behalf of the Borrower under or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty under this Agreement or any other Loan Document qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made;

(c) the Borrower shall fail to observe or perform any covenant, condition or agreement (other than as described in clause (a) above) contained in (i) Section 7 or 8 of this Agreement or (ii) any other provision of this Agreement or in any other Loan Document and, in the case of this clause (ii), such failure continues for ten (10) Business Days after the earlier of (x) the date on which the Borrower obtains actual knowledge of such failure and (y) the date on which the Borrower receives written notice of such failure form the Lender;

(d) the Borrower or its independent registered public accounting firm shall have discovered a material misstatement in any of its publicly filed financial statements or the Borrower shall have failed to timely file any document or report the Borrower is required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act, giving effect to any grace period provided by Rule 12b-25 of the Exchange Act;

(e) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary of the Borrower or the Borrower’s or such Subsidiary’s debts, or a substantial part of the Borrower’s or any Subsidiary’s assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary of the Borrower or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for a period of 45 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(f) the Borrower or any Subsidiary of the Borrower shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (e) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary of the Borrower or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(g) the Borrower or any Subsidiary of the Borrower shall become unable, admit in writing its inability, or fail generally, to pay its debts as they become due;

(h) there is entered against the Borrower or any Subsidiary of the Borrower a judgment or order that, either individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect and the same shall not have been vacated, bonded, satisfied or stayed pending appeal within thirty (30) days from the date of entry of such judgment or order (or within thirty (30) days after the termination of any stay thereon obtained within such aforementioned thirty (30) day period); and

(i) any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder ceases to be in full force and effect; or the Borrower or any other Person contests in writing the validity or enforceability of any provision of any Loan Document; or the Borrower denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document; or

(j) any Material Adverse Effect shall occur;

then, and in every such event, and at any time thereafter during the continuance of such event, the Lender may take any or all of the following actions, at the same or different times:

(i)	by notice to the Borrower, terminate the Standby Term and/or declare all outstanding principal, all accrued and unpaid interest in respect of the Loans and all fees and other Obligations (to the extent not already due and payable) to be immediately due and payable in full, and upon such declaration the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower to the fullest extent permitted by applicable Law; and

(ii)	exercise all rights and remedies available to it under the Loan Documents and applicable Law, including rights as a secured party under the UCC;

provided that, in case of any event with respect to the Borrower described in clause (e), (f) or (g) of this Section, the Standby Term shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower to the fullest extent permitted by applicable Law.

These remedies are cumulative and are not exclusive of any remedies provided by applicable Law. For the avoidance of doubt, if the proceeds of the Collateral are insufficient to pay or satisfy all of the Obligations in full, the Borrower shall remain liable for any deficiency.

10. Application of Loan Payments and Collateral. Any proceeds from the sale of Collateral (after the occurrence and during the continuance of an Event of Default) received by the Lender shall be applied in the following order: (a) to the payment of the costs and expenses of enforcement and collection incurred by the Lender, including, without limitation, attorneys’ fees; (b) to the payment of the unpaid Obligations in such order as the Lender may determine in its sole discretion; and then (c) to the payment to the Borrower of any surplus then remaining from such proceeds. The Borrower expressly acknowledges and agrees that all Loans are recourse obligations of the Borrower, and that the Lender shall not be limited to seeking remedy against the Collateral in an Event of Default.

11. Obligations Absolute. Notwithstanding any provision of this Agreement to the contrary, the obligations of the Borrower hereunder and the Security Interest and the rights of the Lender hereunder shall be absolute, unconditional and, until the payment in full in cash of the Obligations and the termination of this Agreement and the other Loan Documents, irrevocable, and all of the obligations of the Borrower hereunder shall be performed strictly in accordance with the terms hereof, under all circumstances whatsoever. The Borrower hereby waives, to the fullest extent permitted by applicable Law, notice (including notice of protest, notice of dishonor, notice of intent to accelerate and notice of acceleration), demand, presentment for payment, protest, diligence in collection and bringing suit, and the filing of suit for the purpose of fixing liability, in respect of the Loans and the other Obligations.

12. Liability for Contracts. The Borrower shall remain liable under all contracts included in the Collateral to the extent set forth therein and shall perform all of its duties and obligations thereunder, in each case, to the same extent as if this Agreement had not been executed. The Lender shall have no liability or obligation under any such contract by reason of this Agreement and shall not be obligated to perform any of the Borrower’s rights or obligations thereunder.

13. Power of Attorney. The Borrower does hereby irrevocably constitute and appoint the Lender, with full power of substitution, the true and lawful attorney-in-fact and agent of the Borrower, to execute, acknowledge, verify, swear to, deliver, record and file, in its or its assignee’s name, place and stead, all instruments, documents and certificates and to take all other actions, in each case, which the Lender determines to be necessary or appropriate in its reasonable discretion to carry out the intent of this Agreement or to exercise its remedies hereunder or otherwise with respect to the Collateral, in each case upon the occurrence and during the continuance of an Event of Default. This power of attorney shall be deemed to be coupled with an interest, shall be irrevocable, shall survive and not be affected by the dissolution, bankruptcy or legal disability of any party hereto and shall extend to such Lender’s successors and permitted assigns.

14. Transaction Expenses; Indemnification.

(a) The Borrower shall reimburse the Lender for all of its reasonable and documented out-of-pocket expenses incurred in connection with the execution and delivery of this Agreement or transactions contemplated hereby or enforcement of the Obligations, including any reasonable and documented out-of-pocket costs or expenses incurred by the Lender in connection with performing due diligence and preparing this Agreement and the other Loan Documents, promptly upon the Lender’s presentation of receipts or other reasonable documentation for such expenses.

(b) The Borrower shall indemnify and hold harmless the Lender and its affiliates, and their respective directors, officers, employees, counsel and agents (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages (including punitive and exemplary damages), penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document, (ii) any Loan or the use or proposed use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct of such Indemnitee. No Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document. All amounts due under this clause (b) shall be payable within ten (10) Business Days after demand therefor.

(c) The agreements in this Section 14 shall survive the termination of the Standby Term and the repayment, satisfaction or discharge of the Obligations.

15. Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by electronic mail also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability or binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents shall be deemed to include electronic signatures or electronic records each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law.

16. Amendments. All amendments to this Agreement require the prior written consent of the Borrower and the Lender.

17. Governing Law. This Agreement shall be construed, interpreted and governed by the laws of the State of New York, without regard to principles of conflicts of law.

18. Severability. If any provision of this Agreement or the application thereof to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such party or circumstance, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by applicable Law.

19. Waivers. No waiver by the Lender of any Event of Default or any other default with respect to any provision, condition or requirement of this Agreement or any other Loan Document shall be deemed to be a waiver of any other Event of Default or default of any provision, condition or requirement hereof or thereof. No delay or omission of the Lender to exercise any right or power under this Agreement or any other Loan Document shall in any manner exhaust or impair the exercise of any such right or power accruing to it thereafter.

20. Notices. Any communication required or permitted to be given hereunder shall be in writing and shall be deemed effectively given when (a) delivered personally or by nationally recognized overnight courier or (b) sent by confirmed electronic mail, in each case to the applicable Person and address set forth on Exhibit B.

21. Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and permitted assigns; provided that the Borrower shall not be permitted to assign any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Lender. The Lender shall notify the Borrower promptly following any assignment by it of any rights or obligations hereunder or any other Loan Document (but the failure to so notify the Borrower shall not affect the validity of such assignment). The Indemnitees are express third party beneficiaries of this Agreement.

22. Entire Agreement. This Agreement and any other Loan Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede any prior agreement or understanding among them with respect to such subject matter; provided that, in the event of any conflict between the provisions of this Agreement and the provisions of any Note, the provisions of this Agreement shall prevail.

23. Further Assurances. The Borrower shall execute and deliver such additional documents and instruments, and perform such additional acts, in each case, as may be reasonably requested by the Lender to effectuate, carry out and perform the provisions and intent of this Agreement.

24. Waiver of Jury Trial. EACH OF THE BORROWER AND THE LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE BORROWER CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. THE BORROWER HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THIS AGREEMENT.

25. Consent to Jurisdiction, Etc.

(a) The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Lender or any Indemnitee in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court for the Southern District of New York sitting in New York County, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(b) The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. The Borrower hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) The Borrower irrevocably consents to service of process in the manner provided for notices in Section 20. Nothing in this Agreement will affect the right of any party hereto to serve process in any manner permitted by applicable Law

26. Highest Lawful Rate. It is the intention of the parties hereto that the Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to the Lender under laws applicable to it, then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is agreed as follows: (i) the aggregate of all consideration that constitutes interest under law applicable to the Lender that is contracted for, taken, reserved, charged or received by the Lender under this Agreement or any other Loan Document or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by the Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by the Lender, as applicable, to the Borrower); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to the Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by the Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by the Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by the Lender to the Borrower). All sums paid or agreed to be paid to the Lender for the use, forbearance or detention of sums due hereunder shall, to the fullest extent permitted by law applicable to the Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (x) the amount of interest payable to the Lender on any date shall be computed at the Highest Lawful Rate applicable to the Lender pursuant to this Section 26 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Lender would be less than the amount of interest payable to the Lender computed at the Highest Lawful Rate applicable to the Lender, then the amount of interest payable to the Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to the Lender until the total amount of interest payable to the Lender shall equal the total amount of interest which would have been payable to the Lender if the total amount of interest had been computed without giving effect to this Section 26. For purposes of this Section 26, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrower, on the one hand, and the Lender, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America. “Highest Lawful Rate” means the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to the Lender which are currently in effect or, to the fullest extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

[Signature page follows]

In witness whereof, the parties hereto have executed this Agreement as of the date first written above.

BORROWER

NeuroOne Medical Technologies Corporation

By:	/s/ David A. Rosa
	Name:	David A. Rosa
	Title:	Chief Executive Officer and President

LENDER

Growth Opportunity Funding, LLC

By:	/s/ Robert Axenrod
	Name:	Robert Axenrod
	Title:	Authorized Signatory

Exhibit A

Form of Promissory Note

$_______________	New York, New York [_____], 2024

For value received, the undersigned, NeuroOne Medical Technologies Corporation, a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to Growth Opportunity Funding, LLC, a Delaware limited liability company (the “Lender”), the aggregate principal amount of $____________, plus all fees and interest thereon as provided in that certain Loan and Security Agreement, dated as of August 2, 2024 (as may be amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between the Borrower and the Lender, together with all other amounts due pursuant to the terms of the Loan Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

This promissory note (this “Note”) is made pursuant to Section 2 of the Loan Agreement, evidences a Loan under the Loan Agreement, and it and the Loan evidenced hereby are subject to the provisions of the Loan Agreement. Without limiting the foregoing: following the occurrence of an Event of Default and during the continuance thereof, the outstanding principal of this Note shall (to the extent not already due and payable) immediately and automatically become due and payable in full as provided by Section 9 of the Loan Agreement.

This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to conflicts of laws principles.

To the extent not paid (or otherwise due and payable) by the Maturity Date, all outstanding principal, all accrued and unpaid interest thereon and all other Obligations shall become due and payable in full on the Maturity Date.

In witness whereof, the Borrower has caused this Note to be executed and delivered by its duly authorized representative, as of the date and place first above written.

NeuroOne Medical Technologies Corporation

By:
Name:
Title:

Exhibit B

Notice Addresses and Bank Account Information

[Omitted]

Exhibit C

Form of Draw Request

Date: [__________], 2024

Reference is hereby made to that certain Loan and Security Agreement, dated as of August 2, 2024 (as may be amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between GROWTH OPPORTUNITY FUNDING, LLC, a Delaware limited liability company (the “Lender”), and NEUROONE MEDICAL TECHNOLOGIES CORPORATION, a Delaware corporation (the “Borrower”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

The undersigned hereby requests a Loan as follows:

Funding Date: __________, 2024 (a Business Day)

Amount: $________________________

In connection with the requested Loan, the undersigned certifies that (i) the conditions precedent to the making of such Loan forth in the Loan Agreement have been and will be satisfied; (ii) each of the representations and warranties made by the Borrower in the Loan Agreement and in any other Loan Document are true and correct in all material respects as of the date hereof and will be true and correct in all material respects as of the Funding Date (except to the extent such representation and warranty is made as of an earlier date, in which case, such representation and warranty was true and correct in all material respects as of such earlier date); provided that any representation or warranty qualified by materiality, “Material Adverse Effect” or similar phrases shall be true and correct in all respects; and (iii) immediately prior to and immediately after giving effect to such Loan, no Default or Event of Default has occurred and is continuing.

NeuroOne Medical Technologies Corporation

By:
Name:
Title: